Exhibit 99.1

Great Plains Holdings, Inc. to Purchase a Residential Community with Lake Frontage in Central Florida

Wildwood, Florida March 12, 2015 - Great Plains Holdings, Inc. (OTCQB:GTPH) is proud to announce that they have an accepted offer to acquire a 19 space Mobile Home and RV Community located in Haines City, FL.

The property sits on 5.65 acres and has 465 feet of frontage on Lake Marion and includes a 3 bedroom lakefront home, a duplex, 10 mobile home sites and 6 RV sites. This property shows a commitment to continuing to grow its Real Estate Portfolio. We plan to close on this transaction in before June 1, 2015.

Denis Espinoza, President and Chief Operating Officer of Great Plains, made the following statement about the acquisition:
“We are very pleased to acquire such a high quality property to add to our portfolio of income producing properties and anticipate this acquisition to add significant revenue and income. Great Plains has made great strides diversifying its tenants and maintaining the quality of its portfolio.”

About Great Plains Holdings, Inc.

Great Plains Holdings operates Ashland Holdings, LLC, a wholly owned subsidiary that focuses on the real estate sector and also seeks opportunistic acquisitions in varying industries. This diversification model enables Great Plains to achieve multiple revenue streams and consistently increase hard assets and value.

For more information, visit www.gtph.com

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:
Kent Campbell
Chief Executive Officer
352-561-8182